Exhibit 99.(j)(1)



                          CONSENT OF ERNST & YOUNG LLP,
                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We  consent  to the  references  to  our  firm  under  the  captions  "Financial
Highlights" and "Independent Registered Public Accounting Firm" in each Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in each Statement of Additional Information in Post-Effective Amendment No. 37 to the Registration Statement (Form N-1A, No. 033-13019) of Van Eck Worldwide Insurance Trust and to the incorporation by reference of our reports dated February 13, 2008 on Worldwide Bond Fund, Worldwide Emerging Markets Fund, Worldwide Hard Assets Fund, and Worldwide Real Estate Fund (four of the Funds of Van Eck Worldwide Insurance Trust) included in the Annual Reports to Shareholders for the fiscal year ended December 31, 2007.


                                                 ERNST & YOUNG LLP

New York, NY
April 14, 2008